Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS FIRST QUARTER 2019 RESULTS

New York, NY - April 25, 2019 - Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB) today reported results for the first quarter of 2019.
TSI’s earnings for the first quarter of 2019 are summarized below. To become fully apprised of our results, shareholders are urged to read our Form 10-Q for the quarterly period ended March 31, 2019 posted at https://www.townsportsinternational.com. The limited information that follows in this press release is not adequate for making informed investment decisions. The unaudited condensed consolidated Statements of Operations are included below.
Dollar amounts in this release are in thousands, except for share and per share amounts. Amounts are unaudited.
Condensed Consolidated Statements of Operations

	First Quarter
	2019	2018
Revenues:
Club operations	$115,140	$105,675
Fees and other	1,458	1,436
	116,598	107,111
Operating Expenses:
Payroll and related	45,323	39,474
Club operating	53,576	48,364
General and administrative	6,870	5,911
Depreciation and amortization	9,585	9,128
	115,354	102,877
Operating income	1,244	4,234
Interest expense	3,452	3,168
Interest income	(28)	(36)
Equity in the earnings of investees and rental income	(55)	(105)
(Loss) income before provision for corporate income taxes	(2,125)	1,207
Provision for corporate income taxes	74	78
Net (loss) income including non-controlling interests	(2,199)	1,129
Less: net loss attributable to non-controlling interests	(150)	—
Net (loss) income attributable to TSI and subsidiaries	$(2,049)	$1,129

(Loss) earnings per share:
Basic	$(0.08)	$0.04
Diluted	$(0.08)	$0.04
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	26,443,946	25,709,031
Diluted	26,443,946	26,316,512

Reconciliation of Net Loss (Income) to EBITDA and Adjusted EBITDA

	First Quarter
	2019	2018
Net (loss) income including non-controlling interests	$(2,199)	$1,129
Less: net loss attributable to non-controlling interests	(150)	—
Net (loss) income attributable to TSI and subsidiaries	(2,049)	1,129
Interest expense, net of interest income	3,424	3,132
Provision for corporate income taxes	74	78
Depreciation and amortization	9,585	9,128
EBITDA(1)	11,034	13,467
Non-cash deferred base rent(2)	519	—
Net income related to closing clubs and other cost-savings initiatives	(613)	—
Incremental expense related to the adoption of ASC 606(3)	410	276
Adjusted EBITDA(1)	$11,350	$13,743
(1) EBITDA and Adjusted EBITDA for the first quarters of 2019 and 2018 include costs related to acquisitions of $149 and $405, respectively.
(2) On January 1, 2019, the Company adopted Accounting Standards Codification Topic 842 and all the related amendments (“ASC 842”). Management believes that excluding non-cash base rent in Adjusted EBITDA is useful in making period to period comparisons of the Company’s performance. In the first quarter of 2018, the non-cash base rent included in EBITDA and Adjusted EBITDA was income of $856.
(3) On January 1, 2018, the Company adopted FASB Accounting Standards Codification Topic 606 and all the related amendments (“ASC 606”) which requires the Company to defer costs related to obtaining members and expense those costs over the estimated membership life. Under previous guidance, these membership costs were expensed at the time of the respective sale.

Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) attributable to TSI and subsidiaries plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is TSI’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, non-cash deferred base rent, incremental expense related to the adoption of ASC 606, as well as net income related to closing clubs and other cost-savings initiatives. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) attributable to TSI and subsidiaries, operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income attributable to TSI and subsidiaries and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in TSI regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which TSI’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.
Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.
Until further notice, TSI will not be hosting conference calls to discuss quarterly results. TSI intends to continue to issue press releases reporting quarterly earnings.
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com